Exhibit 10.4
CARDIOVASCULAR SYSTEMS, INC.
SUMMARY OF FISCAL 2010
EXECUTIVE OFFICER ANNUAL CASH INCENTIVE COMPENSATION
For fiscal 2010, our executive officers are eligible to receive annual cash incentive compensation based on our achievement of revenue and adjusted EBITDA financial goals. Target bonus amounts will be split evenly between these two goals. None of the executive officers is subject to individual goals under this plan. Target bonus levels as a percentage of base salary are 75% for the President and Chief Executive Officer and 50% for the other executive officers. Depending upon our performance against the goals, participants are eligible to earn 50% to 200% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue performance above the goals set by the Board, the participants could receive incentive payments greater than 150% of their targets for the revenue goal based upon a formula established by the Board, with no maximum payout set under the plan. The plan criteria are the same for all of the executive officers. In addition to incentives under this plan, our Vice President of Sales and Vice President of Business Development are eligible to receive monthly sales commissions. The Board also has the authority to grant additional discretionary cash bonuses of up to 15% of annual base salary for any executive officer.